Exhibit 99.1
PRESS RELEASE

Financial Contact:	Media Contact:
Robert Milligan	Kristen Armstrong
Senior Vice President of Corporate Finance	Executive Assistant to the CEO
Healthcare Trust of America, Inc.	Healthcare Trust of America, Inc.
480.998.3478	480.998.3478
RobertMilligan@htareit.com	KristenArmstrong@htareit.com
Healthcare Trust of America, Inc. to Expand with $200 Million in Investments under Contract
SCOTTSDALE, Ariz., June 3, 2014 - Healthcare Trust of America, Inc. (NYSE: HTA) announced today that it was under contract to acquire six medical office buildings (“MOBs”) located in major east coast markets, including Boston, Miami and Baltimore for a total consideration of $200 million. The acquisitions are expected to close by the end of the second quarter and are subject to customary closing conditions.
The properties total 444,000 square feet in gross leasable area on a combined basis, 88% of which is located directly on health system campuses. The properties are approximately 96% occupied and feature strong embedded rent escalators. These contemplated acquisitions will expand HTA’s investment in attractive, high barrier to entry, central business district (“CBD”) markets on the east coast and, upon closing, would enable HTA to further implement its asset management and leasing platform in key markets.
The contemplated acquisition includes two on-campus MOBs totaling 253,000 square feet in downtown Boston leased to an investment grade health system. Following the closing of the transaction, Boston will become HTA’s largest market by invested dollars and annual base rent.
The contemplated acquisition also features three MOBs in Miami. Following the closing of the contemplated acquisition, HTA’s Miami portfolio will increase to approximately 753,000 square feet. HTA expects to utilize these properties to establish a South Florida office for HTA’s internal property management and leasing platform.
The contemplated transactions are expected to be funded by the assumption of approximately $90 million in secured mortgage debt and available liquidity. Following the closing of the contemplated transaction, HTA would have pro forma leverage of approximately 33% of enterprise value, based on the closing share price on May 30, 2014 and other information provided for March 31, 2014.
J.P. Morgan is serving as a financial advisor to HTA on these contemplated acquisitions.
About Healthcare Trust of America, Inc.
Healthcare Trust of America, Inc. (NYSE: HTA), a publicly traded real estate investment trust, is a full-service real estate company focused on acquiring, owning and operating high-quality medical office buildings that are predominantly located on or aligned with campuses of nationally or regionally recognized healthcare systems in the U.S. Since its formation in 2006, HTA has invested approximately $3.0 billion to build a portfolio of properties that is comprised of approximately 14.1 million square feet of gross leasable area located in 27 states. It operates its properties through regional offices in Scottsdale, Albany, Atlanta, Boston, Charleston, Dallas, Indianapolis, and Pittsburgh.
For more information on Healthcare Trust of America, Inc., please visit www.htareit.com.

FORWARD-LOOKING LANGUAGE
This press release contains certain forward-looking statements. Forward-looking statements are based on current expectations, plans, estimates, assumptions and beliefs, including expectations, plans, estimates, assumptions and beliefs about HTA, stockholder value and earnings growth.
The forward-looking statements included in this press release are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond HTA’s control. Although HTA believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, HTA’s actual results and performance could differ materially and in adverse ways from those set forth in the forward-looking statements. Factors which could have a material adverse effect on HTA’s operations and future prospects include, but are not limited to:
•  changes in economic conditions affecting the healthcare property sector, the commercial real estate market and the credit market;
•  competition for acquisition of medical office buildings and other facilities that serve the healthcare industry;
•  economic fluctuations in certain states in which HTA’s property investments are geographically concentrated;
•  retention of HTA’s senior management team;
•  financial stability and solvency of HTA’s tenants;
•  supply and demand for operating properties in the market areas in which HTA operates;
•  HTA’s ability to acquire real properties, and to successfully operate those properties once acquired;
•  changes in property taxes;
•  legislative and regulatory changes, including changes to laws governing the taxation of REITs and changes to laws governing the healthcare industry;
•  fluctuations in reimbursements from third party payors such as Medicare and Medicaid;
•  changes in interest rates;
•  the availability of capital and financing;
•  restrictive covenants in HTA’s credit facilities;
•  changes in HTA’s credit ratings;
•  HTA’s ability to remain qualified as a REIT; and
•  the risk factors set forth in HTA’s 2013 Annual Report on Form 10-K for the year ended December 31, 2013 and in HTA’s Quarterly Reports on Form 10-Q.
Forward-looking statements speak only as of the date made. Except as otherwise required by the federal securities laws, HTA undertakes no obligation to update any forward-looking statements to reflect the events or circumstances arising after the date as of which they are made. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included in this press release or that may be made elsewhere from time to time by, or on behalf of, HTA.